As filed with the Securities and Exchange Commission on October 26, 2011

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CYTEC INDUSTRIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3268660
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Five Garret Mountain Plaza

Woodland Park, NJ 07424

(Address of Principal Executive Offices)

Cytec Employees’ Savings and Profit Sharing Plan

(Full Title of the Plan)

Roy Smith, Esq.

Vice President, General Counsel and Secretary

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, NJ 07424

(973) 357-3100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value per share	1,500,000 shares	$36.91(3)	$55,365,000(3)	$6,344.83

(1)	In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers such indeterminate number of shares of common stock as may be issued from time to time as a result of any stock split, stock dividend, recapitalization or similar event pursuant to the anti-dilution provisions of the Cytec Employees’ Savings and Profit Sharing Plan.
(3)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, solely for the purposes of calculating the registration fee, on the basis of the average of the high and low prices of Cytec Industries Inc.’s common stock on the New York Stock Exchange on October 20, 2011.

PART I

This registration statement is filed to register 1,500,000 shares of common stock, $.01 par value per share, of Cytec Industries Inc. for offer and sale under the Cytec Employees’ Savings and Profit Sharing Plan and related plan interests.

Pursuant to General Instruction E to Form S-8, the contents, including exhibits of the Registration Statements on Form S-8, file Nos. 33-80710 and 333-85666 of the Registrant relating also to shares of its common stock, par value $.01 per share to be offered or sold pursuant to the Cytec Employees’ Savings and Profit Sharing Plan are hereby incorporated by reference.

Item 6.	Indemnification of Directors and Officers.

Our By-Laws provide that we shall indemnify, to the extent permitted by Delaware law, our directors, officers and employees against expenses (including attorney fees), judgments, fines and amounts paid in settlement incurred by them in connection with any actual or threatened action, suit or proceeding to which they are or may become parties arising out of their status as directors, officers or employees if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Cytec, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Sections 145(a) and 145(b) of the Delaware General Corporation Law (“DGCL”) permit a corporation to indemnify any director, officer, employee or agent of the corporation against expenses (including attorney fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any proceeding arising out of his status as a director, officer, employee or agent if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. To the extent that a present or former director or officer of a corporation has been successful in defense of any such action or claim, Section 145(c) provides that such person shall be indemnified against expenses incurred by such person in connection therewith.

As permitted by Section 102(b)(7) of the DGCL, Article Ninth of our Certificate of Incorporation limits the personal liability of our directors to us and our stockholders for monetary damages for any breach of fiduciary duty except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Item 8.	Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodland Park, State of New Jersey, on the 26th day of October, 2011.

CYTEC INDUSTRIES INC.,

By:	/s/ Shane D. Fleming
Name:	Shane D. Fleming
Title:	Chairman of the Board, President and Chief Executive Officer

By:	/s/ David M. Drillock
Name:	David M. Drillock
Title:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 26th day of October, 2011.

Signature	Title

/s/ Shane D. Fleming
Shane D. Fleming	Chairman of the Board, President and Chief Executive Officer

/s/ David M. Drillock
David M. Drillock	Vice President and Chief Financial Officer

C. A. Davis	Director
/s/ Roy Smith
A. G. Fernandes	Director	Attorney in Fact

L. L. Hoynes, Jr.	Director

B. C. Johnson	Director

C. P. Lowe	Director

W.P. Powell	Director

T. W. Rabaut	Director

J. R. Satrum	Director

R. P. Sharpe	Director

The Plan

Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodland Park, State of New Jersey, on the 26th day of October, 2011.

CYTEC EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN

By:	/s/ Marilyn R. Charles
Name:	Marilyn R. Charles
Title:	Vice President, Human Resources

EXHIBIT INDEX

Exhibit Number	Description

4.1(a)	Certificate of Incorporation (incorporated by reference to Exhibit 3.1(a) to Cytec Industries Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1996).

4.1(b)	Certificate of Amendment to Certificate of Incorporation dated as of May 13, 1997 (incorporated by reference to Exhibit 3.1(a) to Cytec Industries Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

4.1(c)	Conformed copy of Cytec Industries Inc.’s Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(c) to Cytec Industries Inc.’s Registration Statement on Form S-8, registration number 333-45577).

4.2	By-laws, as amended through December 10, 2009 (incorporated by reference to Exhibit 3.1 to Cytec Industries Inc.’s current report on Form 8-K, dated December 11, 2009).

4.3*	Cytec Employees’ Savings and Profit Sharing Plan.

4.4*	Amendment No. 1 to the Cytec Employees’ Savings and Profit Sharing Plan.

4.5*	Amendment No. 2 to the Cytec Employees’ Savings and Profit Sharing Plan.

23.1*	Consent of KPMG LLP.

24.1*	Power of Attorney

*	Filed herewith.